Putnam 041 Global Income Trust, April 30, 2009, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A			2,839
Class B		  	  247
Class C		    	   98

72DD2

Class M		          559
Class R		           16
Class Y		    	  169

73A1

Class A			0.356
Class B			0.318
Class C	      		0.317

73A2

Class M	      		0.344
Class R		 	0.343
Class Y			0.368


74U1

Class A			7,611
Class B			  698
Class C			  281

74U2

Class M			1,634
Class R			   46
Class Y			  424

74V1

Class A			10.60
Class B			10.56
Class C			10.57

74V2

Class M			10.52
Class R			10.59
Class Y			10.60


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

74K

On September 26, 2008, the fund entered into Agreements with other registered investment companies (each a Purchaser) managed by Putnam Management. Under the Agreements, the fund sold to the Purchasers the funds right to receive, in the aggregate, $290,270 in net payments from Lehman Brothers Special Financing, Inc. in connection with certain terminated derivatives transactions (the Receivable), in each case in exchange for an initial payment plus (or minus) additional amounts based on the applicable Purchasers ultimate realized gain (or loss) on the Receivable. The Receivable will be offset against the funds net receivable from Lehman Brothers Special Financing, Inc. which is included in the Statement of assets and liabilities within Receivable for investments sold. The Agreements, which are included in the Statement of assets and liabilities, are valued at fair value following procedures approved by the Trustees. All remaining payments under the agreement will be recorded as realized gain or loss.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.